Exhibit 99.1
[
Investors: Betsy Brod
Brod Group, LLC
(212) 750-5800

CHIEF EXECUTIVE OF SFI FINANCIAL GROUP
JOINS MILLENNIUM CELL BOARD OF DIRECTORS

Eatontown, NJ—December 15, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology, today announced that Mr. L.J. “Bud” Evans has been appointed to serve on Millennium Cell’s Board of Directors. Mr. Evans replaces Dr. Richard Sandor, who resigned from the Board to devote more time to CCX..

Mr. Evans, 60, is currently Principal and Chief Executive Officer of the SFI Financial Group. He is a former Chairman of the White House Cabinet Council Committee on Technology Commercialization, a former Member of the National Research Council Applications Board and a former Director of NASA Commercial Technology. Mr. Evans was also a Senior Executive at the White House, the National Aeronautics and Space Administration, and the Nuclear Regulatory Commission.

"Bud is a valuable addition to our Board of Directors with his strong leadership skills and vast experience in working with the government and private sector. Throughout his entire career, he has been actively involved in the introduction and development of emerging technologies into the medical and defense markets. We look forward to Bud’s active participation on the Board in support of Millennium Cell’s activities," stated Chris Andersen, Chairman.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit www.millenniumcell.com.

# # #